Exhibit 5.1

212-752-2000

July •, 2004

E*TRADE Financial Corporation

135 East 57th Street

New York, New York 10022

Ladies and Gentlemen:

We have acted as special counsel to E*TRADE Financial Corporation, a Delaware corporation (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange its 8% Senior Notes Due 2011 (the “New Notes”) for any and all of its outstanding 8% Senior Notes Due 2011 (the “Old Notes”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Upon the basis of the foregoing, we are of the opinion that the New Notes, when duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

We have considered the statements included in the Registration Statement under the caption “Material U.S. Federal Tax Considerations.” In our opinion, insofar as such statements constitute a summary of the United States federal tax laws referred to therein, they are accurate and fairly summarize in all material respects the United States federal tax laws referred to therein.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption “Validity of the New Notes” in the Prospectus contained in such Registration Statement.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that The Bank of New York, as Exchange Agent for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.

Very truly yours,